Exhibit 99.1
N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources announces 2008 Capital Increase
Production Growth Continues from the Fort Worth Basin Barnett Shale

FORT WORTH, TEXAS (September 2, 2008) – Quicksilver Resources Inc. (NYSE: KWK) announced that its board of directors has unanimously approved a $270 million increase to the company’s 2008 capital budget.  The budget increase reflects increased drilling and completion activity primarily in the company’s Fort Worth Basin Barnett Shale formation, increased expenditures on inventories of tubular goods and increased exploratory activities including leasehold acquisitions.  In the Fort Worth Basin in northern Texas, the company now expects to drill an additional 35 wells, including approximately 20 wells associated with the recently acquired properties in Tarrant and Denton counties.

“The acquisition of 13,000 acres in the core of the Fort Worth Basin in August has provided additional opportunities for the company to rapidly grow our production base,” said Glenn Darden, Quicksilver president and chief executive officer.  “As a result, we have expanded our drilling program to accelerate the development of our estimated 5.5 trillion cubic feet of recoverable natural gas equivalent resources in the basin.  We have also expanded our inventory of steel tubular goods after identifying a tightening in the market for these products that allows us to more effectively execute our drilling plan.”

In addition, the board of directors of Quicksilver Gas Services LP (NYSE Arca: KGS) has unanimously approved a $65 million increase to its 2008 capital budget.  Quicksilver Gas Services also expects to acquire the Lake Arlington dry gathering system from Quicksilver Resources for approximately $40 million by the end of the year.  Quicksilver Resources owns approximately 73% of Quicksilver Gas Services and fully consolidates their results for financial reporting purposes.

Quicksilver’s total consolidated 2008 capital budget is now set at approximately $1.2 billion, which includes approximately $795 million for drilling and completions, approximately $245 million for gathering and processing facilities (including approximately $145 million associated with and funded by Quicksilver Gas Service LP), approximately $130 million for leaseholds and approximately $50 million for other property and equipment (including approximately $40 million of tubular goods inventory).  On a project basis, approximately $1.0 billion is anticipated to be spent in the Fort Worth Basin, approximately $85 million for the Horseshoe Canyon coalbed methane development in Alberta, Canada, approximately $5 million combined in Wyoming and Montana and approximately $125 million on exploratory leasehold, seismic and drilling activities in the U.S. and Canada, including the Delaware Basin in west Texas and the Horn River Basin in British Columbia.

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NEWS RELEASE

Quicksilver will begin initial drilling operations in the Horn River Basin during the upcoming winter drilling season.  The company also expects to evaluate four to six additional wells in the Delaware Basin of west Texas.

Production volumes for 2008 are projected to average approximately 275 million cubic feet per day of natural gas equivalents (MMcfe), up more than 80% from the 2007 average of 151 MMcfe per day adjusted for the divestment of the company’s Northeast operations in Michigan, Indiana and Kentucky effective November 1, 2007, which represented average production of approximately 75 MMcfe per day.  Production volumes for 2009 are projected to average approximately 390 MMcfe per day, up more than 40% from the projected 2008 average.  The increase in production is primarily associated with the ongoing drilling activities in the company’s Fort Worth Basin program.  Quicksilver has hedges covering approximately 75% and 65% of its projected natural gas production for the second half of 2008 and full-year 2009, respectively, with a weighted-average NYMEX floor price of approximately $8.60 per thousand cubic feet and participation in price increases above these levels.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; competitive conditions in our industry; actions taken by third parties, including operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor & Media Contact:
Quicksilver Resources Inc.
Rick Buterbaugh
(817) 665-4835

KWK 07-23

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